Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 400 Berwyn Park, 899 Cassatt Road Berwyn, PA 19312-1183 troutman.com

June 14, 2022

Five Below, Inc.

701 Market Street

Suite 300

Philadelphia, Pennsylvania 19106

Re:	Registration Statement on Form S-8

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Five Below, Inc., a Pennsylvania corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers an aggregate of 4,300,000 shares (the “Shares”), of the Company’s common stock, par value $0.01 per share (“Common Stock”) under the Five Below, Inc. 2022 Equity Incentive Plan (as amended, the “Plan”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws, the Plan and such other agreements, instruments and documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on certain representations of officers of the Company.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP